UNITED STATES

`

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.1a-12

DAG Media, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

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☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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DAG MEDIA, INC.

125-10 Queens Boulevard

Kew Gardens, New York 11415

To Our Shareholders:

You are most cordially invited to attend a Special Meeting of Shareholders of DAG Media, Inc., referred to herein as the “Special Meeting”, on April 18, 2006, 9 a.m. local time, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue (39th Floor), New York, New York 10178.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Special Meeting.

It is important that your shares be represented at this Special Meeting to ensure the presence of a quorum. Whether or not you plan to attend the Special Meeting, we hope that you will have your shares represented by signing, dating and returning your proxy in the enclosed envelope, which requires no postage if mailed in the United States, as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy.

Thank you for your continued support.

Sincerely,

/s/ Assaf Ran

Assaf Ran
President

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

ANNEX A - Opinion of Empire Valuation Consultants, LLC

ANNEX B - Asset Purchase Agreement

ANNEX C - Pro Forma Financial Statements

DAG MEDIA, INC.

125-10 Queens Boulevard

Kew Gardens, New York 11415

Notice of Special Meeting of Shareholders to be held on April 18, 2006

__________________

The Special Meeting of Shareholders of DAG Media, Inc., referred to herein as the “Special Meeting” will be held at the offices of Morgan, Lewis & Bockius LLP, Counselors at Law, 101 Park Avenue, 39th FL, New York, New York, on April 18, 2006, at 9 a.m., Eastern Daylight Savings Time, for the purpose of considering and acting upon the following:

1.	To approve the proposed sale of a portion of our assets; and
2.	To transact such other business as may properly come before the Special Meeting and any adjournment or adjournments thereof.

Holders of common stock of record at the close of business on March 15, 2006 are entitled to notice of and to vote at the Special Meeting, or any adjournment or adjournments thereof. A complete list of such shareholders will be open to the examination of any shareholder at the Special Meeting. The Special Meeting may be adjourned from time to time without notice other than by announcement at the Special Meeting.

By order of the Board of Directors

/s/ Inbar Evron-Yogev

Inbar Evron-Yogev

Secretary

Kew Gardens, New York

March 24, 2006

IMPORTANT:

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE. THE PROMPT RETURN OF PROXIES WILL ENSURE A QUORUM AND SAVE THE COMPANY THE EXPENSE OF FURTHER SOLICITATION. IN ADDITION, THIS PROPOSAL REQUIRES THE APPROVAL OF A MAJORITY OF ALL SHARES OF OUR COMMON STOCK OUTSTANDING, AND NOT JUST A MAJORITY OF THE QUORUM. EACH PROXY GRANTED MAY BE REVOKED BY THE SHAREHOLDER APPOINTING SUCH PROXY AT ANY TIME BEFORE IT IS VOTED. IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH SUCH PROXY CARD SHOULD BE SIGNED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

We shall appreciate your giving this matter your prompt attention.

DAG MEDIA, INC.

125-10 Queens Boulevard

Kew Gardens, New York 11415

___________________

PROXY STATEMENT

_________________

Proxies in the form enclosed with this Proxy Statement are solicited by the Board of Directors of DAG Media, Inc., also referred to herein as “us”, “we”, “our” or “company”, to be used at the Special Meeting of Shareholders to be held at the offices of Morgan, Lewis & Bockius LLP, Counselors at Law, 101 Park Avenue, 39th FL, New York, New York, on April 18, 2006, at 9 a.m., Eastern Daylight Savings Time, for the purposes set forth in the Notice of Meeting and this Proxy Statement. The company’s principal executive offices are located at 125-10 Queens Boulevard, Kew Gardens, New York 11415.

THE VOTING AND VOTE REQUIRED

On the record date for the Special Meeting, which was the close of business on March 15 , 2006, there were outstanding 3,211,190 shares of common stock of DAG Media, Inc., each of which will be entitled to one vote.

The presence, in person or by proxy, of holders of our common stock having a majority of the votes entitled to be cast at the Special Meeting shall constitute a quorum. The sale of a portion of DAG Media, Inc.’s assets shall be approved by a majority of all of the shares of our common stock outstanding, provided a quorum is present in person or by proxy.

We do not believe that the sale of the portion of our assets requires shareholder approval because the assets being sold do not constitute “all, or substantially all” of our assets. However, under Section 909 of the New York Business Corporation Law, the sale of “all, or substantially all” of our assets requires approval by the affirmative vote of the majority of all of the shares of our common stock outstanding, provided a quorum is present in person or by proxy. Nonetheless, we have required, as a condition to our obligation to consummate the transaction, that we obtain shareholder approval of the asset sale. Accordingly, for this reason, we are submitting the proposed transaction to the shareholder vote which would be required if such provision of New York law were deemed applicable.

All shares represented by valid proxies will be voted in accordance with the instructions contained therein. In the absence of instructions, proxies will be voted “FOR” the stated matter being voted on at the Special Meeting. A proxy may be revoked by the shareholder giving the proxy, at any time before it is voted, by written notice addressed to and received by the Secretary of DAG Media, Inc. or the Secretary of the Special Meeting, and a prior proxy is automatically revoked by a shareholder giving a subsequent proxy or attending and voting at the Special Meeting. Attendance at the Special Meeting, however, in and of itself does not revoke a prior proxy. In the case of the election of directors, shares represented by a proxy which are marked “WITHHOLD AUTHORITY” to vote for the proposed sale will not be counted in determining whether a majority vote has been received for the sale of a portion of our assets. Shares represented by proxies which are marked “ABSTAIN” on any other proposal will not be counted in determining whether the requisite vote has been received for such proposal. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned proxies (“broker non-votes”), those shares will not be included in the vote totals. Accordingly, abstentions and broker non-votes will have the effect of a vote against the proposal to approve the asset sale.

This proxy statement, together with the related proxy card, is being mailed to our shareholders on or about March 27, 2006.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

CERTAIN STATEMENTS MADE IN THIS PROXY STATEMENT ARE “FORWARD-LOOKING STATEMENTS’ WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. FORWARD-LOOKING STATEMENTS CAN BE IDENTIFIED BY TERMINOLOGY SUCH AS “MAY”, “WILL”, “SHOULD”, “EXPECTS”, “INTENDS”, “ANTICIPATES”, “BELIEVES”, “ESTIMATES”, “PREDICTS”, OR “CONTINUE” OR THE NEGATIVE OF THESE TERMS OR OTHER COMPARABLE TERMINOLOGY AND INCLUDE, WITHOUT LIMITATION, STATEMENTS BELOW REGARDING: COMPLETION OF THE ASSET SALE, POSSIBLE ADJUSTMENTS TO THE PURCHASE PRICE, RAISING CAPITAL, OUR COMPANY’S RIGHTS TO ITS TECHNOLOGIES, PROSPECTIVE TAX TREATMENT UNDER THE U.S. AND OTHER LAW OF THE ASSET SALE, OUR COMPANY’S NET-OPERATING LOSS CARRY-FORWARDS, OTHER POTENTIAL ACQUIRORS, REGULATORY APPROVALS RELATING TO THE ASSET SALE, POTENTIAL INDEMNIFICATION PAYMENTS RELATING TO THE ASSET SALE, EFFECTS OF THE ASSET SALE, REASONS FOR THE ASSET SALE, OUR COMPANY’S PLANS FOLLOWING COMPLETION OF THE ASSET SALE, OR SUFFICIENCY OF CASH RESERVES FOLLOWING THE ASSET SALE. BECAUSE FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES, THERE ARE IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. ALTHOUGH WE BELIEVE THAT EXCEPTIONS REFLECTED IN THE FORWARD-LOOKING STATEMENTS ARE REASONABLE, WE CANNOT GUARANTEE FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS. MOREOVER, NEITHER WE, NOR ANY OTHER PERSON, ASSUMES RESPONSIBILITY FOR THE ACCURACY AND COMPLETENESS OF THESE FORWARD-LOOKING STATEMENTS. WE ARE UNDER NO DUTY TO UPDATE ANY FORWARD-LOOKING STATEMENTS AFTER THE DATE OF THIS PROXY STATEMENT TO CONFORM SUCH STATEMENTS TO ACTUAL RESULTS.

SUMMARY TERM SHEET

You are being asked to vote on the proposed asset sale. For your convenience, we have set forth below a summary of certain information relating to the asset sale that is contained under Proposal No. 1 in this proxy statement. This summary does not contain all of the information that you may consider to be important in determining how to vote on the proposed asset sale. You should carefully read this entire proxy statement and the other documents to which we refer. These will give you a more detailed description of the proposed asset sale. Each item in this summary refers to the pages where that subject is discussed in greater detail elsewhere in the proxy statement.

General (Page 10)

On February 6, 2006, our Board of Directors unanimously approved the Asset Purchase Agreement between our company and DAG-Jewish Directories, Inc., also referred to herein as the Buyer, under which we agreed to sell a portion of our assets to the Buyer for a payment of cash in the amount of $291,667.00, the delivery of a promissory note in the amount of $613,333.00 and the Buyer’s assumption of liabilities relating to the assets being sold in the amount of approximately $3,364,000.00. A copy of the Asset Purchase Agreement is attached as Annex B to the proxy statement. We encourage you to read the Asset Purchase Agreement in its entirety.

Background of the Asset Sale (Page 10)

On an ongoing basis, our Board of Directors and senior management periodically reviewed our company’s financial condition and growth prospects. Based on the belief that future growth would require a significant investment of cash for operations, updates and enhancements to our Jewish directories business, senior management proposed to our Board of Directors that our company explore alternative strategies for maximizing shareholder value.

On January 7, 2005, we announced our intention to sell our Jewish directories business, consisting of the Jewish Israeli Yellow Pages and the Master or Kosher Guide. The sale would include applicable trademarks, trade names and other intellectual property. We decided to seek a buyer for our Jewish directories business because the complexity, scale and probable margins of this business makes the costs of compliance with new regulatory requirements for public companies, under Sarbanes Oxley and other government structures, prohibitive, as well as the lack of growth of our Jewish directories business and the substantial losses of our Jewish directories business in recent years. While seeking to sell our Jewish directories business, we continue to seek to acquire a new potentially larger and more profitable business, more suitable for operation in a publicly traded company. In addition, as disclosed on December 5, 2005, we entered into an agreement with Ocean-7 Development, Inc. pursuant to which, together with Ocean-7 Development, Inc., we formed a new subsidiary, DAG Interactive, Inc. The objective of DAG Interactive, Inc. is to introduce DAG Media, Inc.’s unique and innovative software solution to the online Yellow Page industry. We believe that the sale of our Jewish directories business, the acquisition of a new business more suitable for operation in a public company and the formation of our new business called NextYellow.com, are the best ways to enhance shareholder value and optimize asset growth.

To assist us in the sale of our Jewish directories business, we retained, in January 2005, Dragonfly Capital Partners, LLC, an investment banking advisory firm, as our exclusive financial advisor. Dragonfly Capital Partners, LLC contacted several companies about a possible transaction with our company. Since we announced our desire to sell our Jewish directories business, our independent sales managers expressed an interest to buy the directories. These independent sales managers ultimately made a bid to purchase the Jewish directories business. As our engagement with Dragonfly Capital Partners, LLC didn’t generate a better or a higher bid for over a year, we have decided to explore a possible acquisition transaction with them. Starting on or about September 2005, our Chief Executive Officer, having received no higher bid, accepted the bid placed by the independent sales managers and negotiated the terms of the asset sale on behalf of our company with these sales managers. In January 2006, we began negotiating the terms of the asset purchase agreement.

On February 6, 2006, our Board of Directors met to consider the proposed draft of the Asset Purchase Agreement. In considering the proposed asset sale, the Board of Directors requested and received from the independent members of our Board of Directors approval for the asset sale. Following a full discussion, the Board of Directors unanimously approved the proposed Asset Purchase Agreement and authorized officers of our company to execute the definitive Asset Purchase Agreement. The Board of Directors approved the consummation of the asset sale contingent upon the receipt of a fairness opinion. We have engaged Empire Valuation Consultants, LLC to provide us with this fairness opinion. The Board of Directors also determined that the financial terms of the asset sale were fair to our company’s shareholders. On February 6, 2006, the definitive Asset Purchase Agreement was executed by the parties.

Information about the Buyer (Page 11)

The purchaser of our assets will be DAG-Jewish Directories, Inc., a New York corporation. Its principal place of business is 125-10 Queens Boulevard, Kew Gardens, New York, NY 11415. The Buyer was formed by a group of sales agents who are familiar with the Jewish directories business. These sales agents formed the Buyer in the anticipation of operating the Jewish directories business through that entity. The Buyer is not an affiliate of our company.

Our Reasons for the Asset Sale (Page 11)

Our Board of Directors considered the risks and challenges facing our company in the future as compared to the opportunities available to our company in the future and concluded that the asset sale was the best alternative for maximizing value to our shareholders. In approving the proposed asset sale to the Buyer, our Board of Directors considered a number of factors, including the following:

•	the lack of growth of the Jewish directories business and the inability of the Jewish directories business to produce earnings;
•	the historical financial performance of our company;
•	the financial prospects of our company;
•	the liquidity concerns currently faced by our company;
•	the terms and conditions of the proposed transaction;
•	the search conducted over the past year for potential buyers of the Jewish directories business;
•	the lack of other interested buyers of our Jewish directories business;
•	the short-term and long-term interests of our company and its shareholders;
•	our company’s current cash position and future growth opportunities;
•	the economic and market conditions affecting our company; and
•	the background of the negotiations and the terms of the transactions contemplated by the Asset Purchase Agreement.

In addition to contemplating these reasons, our Board of Directors sought and received approval for the transaction by the independent members of the Board of Directors. Based upon these reasons, the Board of Directors concluded that the transaction is in the best interest of our company and its shareholders.

Assets to be Sold (Page 14)

The assets we propose to sell to the Buyer primarily consist of a portion of the assets of our company, some intellectual property owned by our company and related to the Jewish directories business, some of the intangible assets of our company and all of our company’s rights and obligations under contracts and all documents and information relating to our Jewish directories business for the past five (5) years.

We do not believe the proposed sale of a portion of our assets, if completed, would constitute a sale of “substantially all” of our assets under Section 910 of the New York Business Corporation law. We have come to this conclusion by examining the asset sale both in terms of the revenue the assets which are to be sold generate and the relative value of the portion of our assets being sold as compared to our assets being retained. First, under the revenue test, this is not a sale of “substantially all” of our assets as we are selling our unprofitable business and we are currently in operations and plan to produce, in the next few months, sales through the operation of NextYellow.com. Under the asset test this is not a sale of “substantially all” of our assets as the assets to be sold comprise less than 35% of the assets reflected on our balance sheet and less than 25% of our total market value. Accordingly, we have determined that this is not a sale of substantially all of our assets.

Obligations to be Assumed by the Buyer (Page 14)

The Buyer will assume all of the liabilities pertaining to our Jewish directories business and the assets to be sold, as set forth on the closing balance sheet for our Jewish directories business.

Purchase Price (Page 14)

For the assets, the Buyer will pay us $291,667.00 in cash at the closing, $613,333.00 pursuant to a promissory note that will be payable in monthly installments, at 5% per annum, over a period not to exceed two years and the Buyer’s assumption of liabilities relating to the assets being sold of approximately $3,364,000.00. The Asset Purchase Agreement does not provide for any adjustments to the purchase price amount.

Indemnification (Page 14)

Our company and the Buyer will be indemnified for both any breach of a covenant or agreement made by the other party and any breach of any representation or warranty made by the other party to the Asset Purchase Agreement. In addition, the Buyer will indemnify our company for any obligations relating to our Jewish directories business, the assets which are being purchased and the liabilities assumed under the Asset Purchase Agreement.

Termination of the Asset Purchase Agreement (Page 15)

The Asset Purchase Agreement may be terminated by us or the Buyer by mutual written consent. It may also be terminated by either party if the closing does not occur on or before March 31, 2006 because one or more of the conditions to the other party’s obligations to close has not been met or a government entity issues an order which effectively prohibits the transaction. In addition, the Buyer may terminate the Asset Purchase Agreement if we breach certain customary representations, warranties and covenants contained in the Asset Purchase Agreement. Conversely, we may terminate the Asset Purchase Agreement if the Buyer is unable to fulfill their obligations under the Asset Purchase Agreement, if they breach certain customary representations, warranties and covenants contained in the Asset Purchase Agreement, if we do not receive the requisite shareholder vote or we do not receive a fairness opinion from Empire Valuation Consultants, LLC.

Other Terms of the Asset Purchase Agreement (Page 15)

In the Asset Purchase Agreement, our company makes certain customary representations and warranties to the Buyer about our business and assets. In addition, the Asset Purchase Agreement contains closing conditions to the asset sale, including the condition that we shall have received shareholder approval of the asset sale and received a fairness opinion.

Upon consummation of the asset sale, our company and the Buyer with enter into transition services agreements with each other, which provide that our company and the Buyer must provide services to each other to assist in the transition for both companies.

The Asset Purchase Agreement also contains mutual non-competition clauses wherein both our company and the Buyer agree not to compete with or solicit each other’s employees or clients.

Interests of our Directors and Executive Officers (Page 16)

Upon consummation of the asset sale, Assaf Ran, our Chief Executive Officer and President, will enter into a Consulting Agreement with the Buyer pursuant to which he will provide consulting services to the Buyer. There is no guaranteed minimum amount to be paid to Mr. Ran.

Use of Proceeds from the Proposed Asset Sale (Page 16)

Of the proceeds from the asset sale, an estimated $120,000 will be used to pay expenses related to the asset sale, including legal, accounting and printing fees and expenses and $40,000 will be used to pay the fee of Empire Valuation Consultants, LLC. Any remaining proceeds, together with any retained excess working capital, will be used for general business purposes, such as the expenses of meeting our reporting obligations under the Securities Exchange Act of 1934, the continued expansion of NextYellow.com and the continued search for an operating company which we can purchase. Our Board of Directors has not and it is unlikely that they will approve a dividend in connection with the proposed transaction, and thus, no amounts will be paid to you upon consummation of the asset sale unless, in the unlikely event, a dividend is hereafter declared.

Business of Our Company Following the Asset Sale (Page17)

We continue to develop our DAG Interactive software through which we anticipate starting a new internet business, NextYellow.com. We are also seeking to acquire another company through which we can operate. As the company will be engaged in extensive research and development activities and have smaller operations for a few months once the sale is consummated but have a large amount of cash on hand, we do not anticipate paying this cash to our shareholders in the form of a dividend, but will rather seek to utilize this cash to further develop NextYellow.com and purchase an additional operating company or business once one is ascertained. However, we may not choose any of the foregoing options and may, instead, pursue one or more options not yet considered. Currently, we have no commitments or agreements with any other person or entity regarding a proposed transaction.

Dissenters’ Rights (Page 18)

We do not believe that the proposed sale of the assets, if completed, would constitute a sale of “all or substantially all” of our assets under New York law. However, if challenged, if the proposed asset sale is completed and the transaction is deemed to constitute a sale of “all or substantially all” of our assets under New York law, holders of our common stock would be entitled to certain dissenters’ rights upon compliance with the procedures prescribed by New York law. If a shareholder were to attempt to exercise dissenters’ rights in connection with the asset sale, we will vigorously challenge such an exercise, or the parties may also decide to not consummate the proposed asset sale.

Vote Required and Board Recommendation (Page 18)

The approval of the asset sale to the Buyer requires the affirmative vote of the shareholders holding at least more than 50% of the outstanding shares of our common stock. All members of the Board of Directors and each of our executive officers who hold (or are deemed to hold) as of the record date an aggregate of approximately 1,679,408 shares of our common stock (approximately 52.30% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal. The Board of Directors believes that the asset sale is in the best interests of our company and our shareholders and recommends a vote “FOR” the proposal.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

Q:	What proposal will be voted on at the Special Meeting?
A:

The proposal to be voted on at the Special Meeting is whether to approve the sale of a portion of our assets to the Buyer. The assets we propose to sell to the Buyer primarily consist of our assets related to our Jewish directories business as well as some of our intellectual property rights, contracts, accounts receivable and tangible personal property. In addition, the Buyer will assume substantially all of the liabilities of the Jewish directories business. All will be sold pursuant to the terms of the Asset Purchase Agreement attached to the accompanying proxy statement as Annex B. The proposed sale of assets is referred to as the “asset sale”.

Q:	What will happen if the asset sale is approved?
A:

If the asset sale is approved, we will proceed to consummate the sale of a portion of our assets subject to the satisfaction of the closing conditions set forth in the Asset Purchase Agreement. We anticipate the transaction will close shortly following the Special Meeting; however, the timing of the closing is dependent upon the satisfaction of such closing conditions. See “Proposal No. 1 - To Approve the Proposed Asset Sale - Summary Terms of the Asset Purchase Agreement.”

Q:	What will happen if the asset sale is not approved?
A:

We will review all options for continuing operations, and we will potentially seek to sell the Jewish directories business to a third party. We cannot assure you that any third party will offer to purchase our Jewish directories business for a price equal to or greater than the price proposed to be paid by the Buyer in the asset sale, or that our Jewish directories business can be sold all. See “Proposal No. 1 - To Approve the Proposed Asset Sale - Other Terms.”

Q:	What is our Board of Directors’ recommendation with respect to the asset sale proposal?
A:	Our Board of Directors recommends a vote “FOR” approval of the asset sale. See “Proposal No. 1 -To Approve the Proposed Asset Sale - Vote Required and Board Recommendation.”
Q:	Why does our Board of Directors believe the asset sale is in the best interest of our company’s shareholders?
A:

The Board of Directors considered the risks and challenges facing our company in the future as compared to the opportunities available to our company in the future and concluded that the asset sale was the best alternative for maximizing value to our shareholders. See “Proposal No. 1 - To Approve the Proposed Asset Sale - Background of the Asset Sale” and “Proposal No. 1 – To Approve the Proposed Asset Sale - Reasons for the Asset Sale.”

Q:	Will I receive a dividend on my shares as a result of the asset sale?
A:

Our Board of Directors has not approved a dividend in connection with the proposed transaction, and thus, no amounts will be paid to you upon consummation of the asset sale unless a dividend is hereafter declared. We cannot assure you that our Board of Directors will declare a dividend in the future. We do not have plans to declare a dividend at this time. See “Proposal No. 1 - To Approve the Proposed Asset Sale – Use of Proceeds from the Proposed Asset Sale.”

Q:	Do I have any dissenters’ rights in connection with the asset sale?

A:

No. As we have determined that this is not a sale of “substantially all” of our assets, our shareholders are not entitled to dissenters’ rights. See “Proposal No. 1 - To Approve the Proposed Asset Sale – Dissenters’ Rights.”

Q:	What vote is required to approve the asset sale?
A:

The proposal to approve the asset sale to the Buyer requires the affirmative vote of our shareholders holding at least more than 50% of our outstanding shares of common stock. All members of the Board of Directors and each of our executive officers who hold, (or are deemed to hold) as of the record date, an aggregate of approximately 1,679,408 shares of our common stock (approximately 52.30% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal. See “Proposal No. 1 - To Approve the Proposed Asset Sale - Vote Required and Board Recommendation.”

Q:	What do I need to do now?
A:

After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting. A majority of shares entitled to vote must be represented at the Special Meeting to enable our company to conduct business at the Special Meeting. See “The Voting and Vote Required.”

Q:	Can I change my vote after I have mailed my signed proxy?
A:

Yes. You can change your vote at any time before proxies are voted at the Special Meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our Secretary at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person. See “The Voting and Vote Required.”

Q:	If my broker holds my shares in “street name”, will the broker vote the shares on my behalf?
A:

A broker will vote shares ONLY if the holder of the shares provides the broker with instructions on how to vote. Shares held in “street name” by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, referred to as “broker non-votes,” will not be voted in favor of such matter. The proposal to approve the asset sale, pursuant to the terms of the Asset Purchase Agreement, requires the affirmative vote of at least more than 50% of our outstanding shares. Accordingly, broker non-votes will have the effect of a vote against the proposal. We encourage all shareholders whose shares are held in street name to provide their brokers with instructions on how to vote. See “The Voting and Vote Required.”

Q:	Who can help answer my questions?
A:

If you have any questions or need assistance with regard to voting your shares, or you have any questions about the Special Meeting or the proposal to be voted on at the Special Meeting, or if you need additional copies of the accompanying proxy statement or copies of any of our public filings referred to the accompanying proxy statement, you should contact our President and Chief Executive Officer at 125-10 Queens Boulevard, Kew Gardens, NY 11415. Our public filing can also be accessed at the Securities and Exchange Commission’s web www.sec.gov. See “Where You Can Find More Information.”

PROPOSAL NO. 1

TO APPROVE THE PROPOSED ASSET SALE

General

On February 6, 2006, our Board of Directors unanimously approved the Asset Purchase Agreement between our company and the Buyer under which we agreed to sell a portion of our assets to the Buyer for a combination of cash and the delivery of a promissory note, and the Buyer’s assumption of liabilities relating to the assets being sold. The material terms the Asset Purchase Agreement are summarized below. A copy of the Asset Purchase Agreement is attached as Annex B to this proxy statement. We encourage you to read the Asset Purchase Agreement in its entirety.

Background of the Asset Sale

On an ongoing basis, our Board of Directors and senior management periodically reviewed the outlook for our Jewish directories business, as well as our company’s financial condition and growth prospects. Based on the belief that future growth would require a significant investment of cash for operations, updates and enhancements to our Jewish directories business and marketing, senior management proposed to the Board of Directors that our company explore alternative strategies for maximizing shareholder value.

On January 7, 2005, we announced our intention to sell our Jewish directories business, consisting of the Jewish Israeli Yellow Pages and the Master or Kosher Guide. The sale would include applicable trademarks, trade names and other intellectual property. We decided to seek a buyer for our Jewish directories business because the complexity, scale and probable margins of this business makes the costs of compliance with new regulatory requirements for public companies, under Sarbanes Oxley and other government structures, prohibitive, as well as the lack of growth of our Jewish directories business and the substantial operating losses of our Jewish directories business in recent years. While seeking to sell our Jewish directories business, we continue to seek to acquire a new potentially larger and more profitable business, more suitable for operation in a publicly traded company. In addition, as disclosed on December 5, 2005, we entered into an agreement with Ocean-7 Development, Inc. pursuant to which, together with Ocean-7 Development, Inc., we formed a new subsidiary, DAG Interactive, Inc. The objective of DAG Interactive, Inc. is to introduce DAG Media, Inc.’s unique and innovative software solution to the online Yellow Page industry. We believe that the sale of our Jewish directories business, the acquisition of a new business more suitable for operation in a public company and the formation of our new business called NextYellow.com, are the best ways to enhance shareholder value and optimize asset growth.

To assist us in the sale of our Jewish directories business, we retained, in January 2005, Dragonfly Capital Partners, LLC, an investment banking advisory firm, as our exclusive financial advisor. Dragonfly Capital Partners, LLC contacted several companies about a possible transaction with our company. Since we announced our desire to sell our Jewish directories business, our independent sales managers expressed an interest to buy the directories. These independent sales managers ultimately made a bid to purchase the Jewish directories business. As our engagement with Dragonfly Capital Partners, LLC didn’t generate a better or a higher bid for over a year, we have decided to explore a possible acquisition transaction with them. Starting on or about September 2005, our Chief Executive Officer, having received no higher bid, accepted the bid placed by the independent sales managers and negotiated the terms of the asset sale on behalf of our company. In January 2006, we began negotiating an asset purchase agreement with these sales managers.

On February 6, 2006, the Board of Directors met to consider the proposed draft of the Asset Purchase Agreement. Following a full discussion, the Board of Directors unanimously approved the proposed Asset Purchase Agreement and authorized officers of our company to execute the definitive

Asset Purchase Agreement. The Board of Directors also determined that the financial terms of the asset sale were fair to our company’s shareholders.

On February 6, 2006, the definitive Asset Purchase Agreement was executed by the parties.

Information about the Buyer

The purchaser of our assets will be DAG-Jewish Directories, Inc., a New York corporation. Its principal place of business is 125-10 Queens Boulevard, Kew Gardens, NY 11415. According to its Chief Executive Officer, the Buyer was formed by a group of sales agents who are familiar with the Jewish directories business. These sales agents formed DAG-Jewish Directories, Inc. in the anticipation of operating the Jewish directories business through that entity. Their business strategy is to continue to grow and develop the Jewish directories business. The Buyer is not an affiliate of our company.

Our Reasons for the Asset Sale

In approving the proposed asset sale to the Buyer, our Board of Directors considered a number of factors before recommending that our shareholders approve the proposed asset sale, including the following:

•	the lack of growth of the Jewish directories business and the inability of the Jewish directories business to produce earnings;
•	the historical financial performance of our company;
•	the financial prospects of our company;
•	the liquidity concerns currently faced by our company;
•	the terms and conditions of the proposed transaction;
•	the search conducted by us and Dragonfly Capital Partners, LLC over the past year for potential buyers of our Jewish directories business;
•	the lack of other interested buyers of our Jewish directories business;
•	the short-term and long-term interests of our company and its shareholders;
•	our company’s current cash position and future growth opportunities;
•	the economic and market conditions affecting our company;
•	the background of the negotiations and the terms of the transactions contemplated by the Asset Purchase Agreement;
•	the value of our assets, particularly of our intellectual property, and that certain contracts and customer relationships may decline with the passage of time; and
•	that as a result of the asset sale, our shareholders will be foregoing any opportunity to share in the future growth or increase in value of our company under its current line of business.

The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the material factors considered. In view of the variety of factors considered in connection with its evaluation of the transaction and the purchase price, our Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weight to the specific factors considered in reaching its determination and recommendations, and individual directors may have given different weight to different factors.

Our Board of Directors believes that the asset sale, as contemplated by the Asset Purchase Agreement, is fair to our shareholders. Our Board of Directors engaged an investment bank, Empire Valuation Consultants, LLC, also referred to herein as “Empire”, to provide us with a fairness opinion pursuant to which the investment bank will determine the fairness of the asset sale to our shareholders A fairness opinion from an independent financial advisor typically entails a substantial fee to the requesting company and in this instance Empire Valuation Consultants, LLC and our company negotiated the price of the fairness opinion through arms length negotiations. In the context of an asset sale, the financial advisor will typically review a company’s historical and projected revenues, and the operating results of the company and those of comparable companies, and make certain assumptions regarding the value of the assets and liabilities of the associated business or assets. Accordingly, our Board of Directors believes that the asset sale is procedurally fair to our shareholders. A copy of the fairness opinion is attached hereto as Annex A.

On March 16, 2006, Empire delivered its opinion to us that, subject to and based upon the various qualifications and assumptions described therein, the terms of the asset sale were fair from a financial point of view to our common shareholders. We retained Empire to render this opinion, which is referred to in this Proxy Statement as the “Fairness Opinion”. The Fairness Opinion was prepared to assist us in evaluating the terms of the asset sale. We retained Empire based upon Empire's experience in the valuation of businesses in connection with asset deals and similar transactions. Empire is a corporate financial advisory firm based in New York, New York. As part of its business, Empire renders fairness opinions in connection with mergers and acquisitions, business and securities valuations and financial restructurings.

No limitations were imposed by us upon Empire with respect to the investigations made or procedures followed by it in rendering the Fairness Opinion. Empire has not been requested and does not intend to update, revise or reaffirm the Fairness Opinion in connection with the asset sale, including to reflect any circumstances or events that have occurred since March 16, 2006. The Fairness Opinion speaks only as of its date. Events that could affect the fairness of the asset sale, from a financial point of view, to our shareholders who are not investors in the asset sale include adverse changes in industry market conditions and changes to our business, financial condition and results of operations. No relationship existed between Empire and us at the time the Fairness Opinion was prepared or delivered, none has since developed and none is mutually understood to be contemplated.

In connection with their investigation and analysis, Empire conducted, considered, researched, and/or reviewed the following, among other sources:

•               Discussions and meetings with senior management and directors of the company, concerning the outlook for the Jewish directories business;

•               Our 10-KSB filings for the years ending December 2000 through 2004, our 10-QSB filing for the nine month period ending September 30, 2005, and our 10-QSB filing for the nine month period ending September 30, 2004;

•               Our 10-KSB filing for the year ended December 31, 2005, filed with the SEC on March 16, 2006;

•               The Jewish directories business’ projected financial statements for the years ending December 31, 2006 through 2010;

•               Pro forma historical financial statements for the Jewish directories business, as compiled by management for the years ended December 31, 2001 through December 31, 2005;

•	Relevant yellow pages industry reports;

•               Marketing brochure compiled by Dragonfly, used to market the Jewish directories business, which began in January 2005;

•               A list of the recipients of Dragonfly’s marketing brochure and the results of Dragonfly’s marketing efforts;

•	Relevant economic, industry, and market related data, factors, and outlooks;

•               The trading history of our common stock, and the trading activity of the stock of selected guideline companies;

•	Valuation analyses related to our forecasted financial performance;
•	A search for and review of potential publicly traded guideline companies;

•               A search for and review of potential guideline transactions involving both public and private companies;

•	Our market capitalization;
•	The 52.3% ownership of our common stock by our officers, directors and employees;
•	Our Preliminary Proxy Statement, dated March 6, 2006 and related documents; and
•	Other information regarding our company that was deemed relevant to the analysis.

Based on the analyses described above, Empire determined that, as of the date of the Fairness Opinion, the terms of the asset sale, including the consideration to be received by the Company in connection with the asset sale, was fair, from a financial point of view to our common shareholders.

In rendering the Fairness Opinion, Empire relied upon and assumed, without independent verification, the accuracy and completeness of all financial or other information provided to them or publicly available. They also relied on our assurance that there have been no material changes in our operations or financial condition since the date of the last financial statements for the year ended December 31, 2005. Empire did not independently verify the accuracy and completeness of the information supplied to it with respect to us and did not assume any responsibility with respect to such information, and assumed and relied upon the accuracy and completeness of all such information provided to or discussed with Empire or publicly available.

Empire did not make any physical inspection or independent appraisal of any of our assets and the Fairness Opinion was necessarily based on the business, economic, market and other conditions as they existed on the date of the Fairness Opinion and could be evaluated by Empire at the date of the Fairness Opinion. Under our engagement letter with Empire, we paid Empire a fee of $40,000.

Summary of the Terms of the Asset Purchase Agreement

The following sets forth a summary of the material provisions of the Asset Purchase Agreement. The summary description does not purport to be completed and is qualified in its entirety by reference to the Asset Purchase Agreement which is attached hereto as Annex B. All shareholders are urged to read the Asset Purchase Agreement in its entirety.

Asset to be Sold

The Asset Purchase Agreement provides that, subject to approval by our shareholders and satisfaction of certain other conditions described below, we will sell a portion of our assets to the Buyer.

The assets proposed to be sold to the Buyer, referred to as the “sale assets”, consist of some of the assets currently used to operate our business, including, without limitation:

•

All tangible assets including but not limited to furniture and fixtures, tools, machines, computers, software, assets, inventory, supplies, files, telephones, accounts receivable on the date of the closing, account payables and office equipment, with some exceptions, used to operate our Jewish directories business;

•	All trade names, domain names, trademarks, copyrights, trade secrets and any other intellectual property used to operate our Jewish directories business;
•	All the intangible assets, such as software, literature, manuals, training materials, product brochures, business methods, procedures and customer lists of our Jewish directories business;
•

All of our company’s rights and obligations under contracts pursuant to which we have agreed to provide products and services to a third party or a third party has agreed to provide products and services to us and any lease for items used in the course of operating our Jewish directories business; and

•	All documents and information relating to our operation of our Jewish directories business.

Obligations to be Assumed by the Buyer

At the closing, the Buyer will agree to assume, undertake, pay, perform or discharge all of the liabilities pertaining to our Jewish directories business and the assets to be sold. The assumed liabilities shall include any pending or threatened litigation related to our Jewish directories business.

Purchase Price

The purchase price will be paid as follows: (1) $291,667.00 in cash at the closing; (2) $613,333.00 through the payment of a promissory note which will provide that the Buyer shall make 24 monthly installments of $25,556.00 each, bearing 5% interest per annum, to be paid on the first of each month. The promissory note is secured by all of the current and future assets of the Buyer; and (3) Buyer will assume liabilities relating to the assets being sold in the amount of approximately $3,364,000.00.

Indemnification

Under the terms of the Asset Purchase Agreement, our company has agreed to indemnify the Buyer and their affiliates against any damages, losses or liabilities, including reasonable legal fees and expenses, that we may incur for any breach of any covenant or agreement made by us in this Asset Purchase Agreement or any breach of any representation or warranty made by our company in the Asset Purchase Agreement.

Further, under the terms of the Asset Purchase Agreement, the Buyer has agreed to indemnify our company and our affiliates against any damages, losses or liabilities, including reasonable legal fees and expenses, that we may incur for any breach of any covenant or agreement made by us in the Asset

Purchase Agreement or any breach of any representation, and warranty made by our company in the Asset Purchase Agreement or any obligations assumed hereunder relating to our Jewish directories business, the assets being purchased and/or any liabilities assumed by the Buyer under the Asset Purchase Agreement.

Termination

The Asset Purchase Agreement provides that it may be terminated by us or the Buyer by mutual written consent or if the transaction does not close on or before March 31, 2006 provided that such delay is not caused by a breach of a representation, warranty, covenant or agreement made under the Asset Purchase Agreement or a governmental entity does not issue an order or other action that effectively prevents the actions contemplated under the Asset Purchase Agreement.

The Asset Purchase Agreement may also be terminated by the Buyer if we breach any of our representations, warranties or covenants in any material respect or such a representation or warranty becomes untrue such that the conditions in the Asset Purchase Agreement would not be satisfied. In addition, the Asset Purchase Agreement may be terminated by us if the Buyer breaches any of its representations, warranties or covenants in any material respect and such breach is not waived by us, if the Buyer breaches any of their representations, warranties or covenants in any material respect or such a representation or warranty becomes untrue such that the conditions in the Asset Purchase Agreement would not be satisfied or we do not receive the requisite shareholder approval of our shareholders or we do not receive a fairness opinion from Empire Valuation Consultants, LLC.

If, prior to termination of the Asset Purchase Agreement, in accordance with the termination provisions of the Asset Purchase Agreement, we receive a proposal which would be more beneficial to our shareholders involving the sale of a portion of our assets, we may terminate the Asset Purchase Agreement provided we give the Buyer three days prior written notice of the new proposal and the Buyer does not make a counter offer that our Board of Directors determines to be at least as beneficial for our shareholders.

In the event of termination in accordance with the terms of the Asset Purchase Agreement, provided such a termination is not due to a breach of any of the duties imposed upon the parties by the Asset Purchase Agreement, each party shall bear its own costs and expenses incurred in connection with the Asset Purchase Agreement.

Other Terms

In the Asset Purchase Agreement, our company makes representations and warranties to the Buyer including representations and warranties regarding our corporate status, authority to complete the asset sale, contracts being assumed by the Buyer, intellectual property, financial statements, liabilities, litigation, insurance, accounts receivable, customers, distributors and suppliers, tax matters, and title to the assets being sold. The Buyer makes representations and warranties to us regarding the Buyer’s corporate status and authority to complete the asset sale. We also agree that between signing the Asset Purchase Agreement and closing the transaction we will not modify any material contracts or enter into new contracts for the distribution, sale or marketing of our products other than in the ordinary course of business, we will not sell, lease or encumber our assets except in the ordinary cause of business, and we will not enter into any settlement agreement for any litigation, except as approved by the Buyer.

In addition, the Asset Purchase Agreement contains closing conditions to the asset sale, including the condition that we shall have received shareholder approval of the asset sale, we receive a fairness opinion from Empire Valuation Consultants, LLC and is subject to the review of the tax and accounting treatment of the asset sale by our independent registered public accounting firm.

The Asset Purchase Agreement also contains mutual non-competition clauses wherein both our company and the Buyer agree not to compete, indirectly or directly or operate or be employed by a competitor, or attempt to solicit the other company’s employees or current or former clients for their own operations.

If the asset sale is not approved by our shareholders at the Special Meeting, we will review all options for continuing operations. We cannot assure you that any third party will offer to purchase our Jewish directories business for a price equal to or greater than the price proposed to be paid by the Buyer in the asset sale, or that our Jewish directories business can be sold at all.

The following resolution will be offered at the Special Meeting:

“RESOLVED, THAT THE ASSET SALE, PURSUANT TO THE ASSET PURCHASE AGREEMENT, TO DAG-JEWISH DIRECTORIES, INC. BE APPROVED.”

Interests of our Directors and Executive Officers

Upon consummation of the asset sale, Assaf Ran, our Chief Executive Officer and President will enter into a Consulting Agreement with the Buyer pursuant to which he will provide consulting services to the Buyer at a rate of $250.00 an hour for a term not to exceed 24 months. Under this agreement, Mr. Ran shall provide the Buyer with consulting services on all operational matters including, sales, production, advice to executive management, training and on-going support, as may be reasonably requested. Mr. Ran will not receive any guaranteed minimum amount of consulting fees.

Regulatory Approvals

With the exception of ensuring compliance with New York’s Bulk Sales laws, no United States Federal or state regulatory requirements must be complied with or approvals obtained as a condition of the proposed asset sale other than the federal securities laws.

Use of Proceeds from the Proposed Asset Sale

On the closing date, amongst other consideration, we will receive approximately $291,667.00 in cash, of which:

•	an estimated $120,000 will be used to pay expenses related to the asset sale transaction, including legal, accounting and printing costs and fees; and
•	$40,000 will be used to pay the fee of Empire Valuation Consultants, LLC.

Any remaining proceeds, together with any retained excess working capital, will be used for general business purposes, such as the expenses of meeting our reporting obligations under the Securities Exchange Act of 1934, the continued expansion of NextYellow.com and the continued search for an operating company which we can purchase. Our Board of Directors has not approved a dividend in connection with the proposed transaction and, thus, no amounts will be paid to you upon consummation of the asset sale unless a dividend is hereafter declared. We cannot assure you that our Board will declare a dividend in the future. We currently do not anticipate declaring a dividend.

Management believes we have sufficient usable net operating losses to offset substantially all of any federal income or gain recognized by us for federal income tax purposes as a result of the asset sale. Therefore, we will not set aside any material amounts specifically for the payment of any tax liability.

We anticipate that the remaining proceeds from the asset sale, together with any interest on such proceeds, will provide us with sufficient liquidity until such time as we find and acquire another operating company that satisfies our needs.

Business of Our Company Following the Asset Sale

Immediately following the closing, we will have no material liabilities other than the retained liabilities described above and ordinary course payables, including payables for the maintenance of directors and officers insurance policies, and payments to professionals in connection with the maintenance of our reporting obligations under the Securities Exchange Act of 1934, as amended.

Our Board of Directors currently favors attempting to identify new strategic business opportunities related to the development of NextYellow.com. NextYellow.com is a new application which will facilitate highly accurate and instant matching between consumers’ needs and businesses' capabilities. The application will characterize consumer requests by geographic location as well as by a DAG Interactive-developed smart category index. This smart index will ultimately create a user friendly experience. Business service providers and retailers can register and receive leads in their geographic coverage area and categories for a monthly fee. The application, which covers the typical Yellow Pages index and more, transforms the old-fashioned "Let your fingers do the walking” way of thinking into a new paradigm: "Let the business do the walking" (a trademark of DAG Interactive).

We are also seeking to acquire another company through which we can operate. As the company will have limited operations for a few months once the sale is consummated, as NextYellow.com is still being developed, but have a large amount of cash on hand, we do not anticipate paying this cash to our shareholders in the form of a dividend, but will rather seek to utilize this cash to purchase a new operating company once one is ascertained. However, we may not choose any of the foregoing options and may, instead, pursue one or more options not yet considered. Currently, we have no commitments or agreements with any other person or entity regarding a proposed transaction.

Our Board of Directors intends to explore opportunities with only those companies who have commenced doing business in an area or industry in which the Board of Directors considers to be promising. When evaluating potential targets for a business combination, we will consider the operating history of the target, the anticipated cash needs of the target during the short-term and long-term and the short-term and long-term prospects of the business of the target.

Material United States Federal Income Tax Consequences

Federal Income Taxation of the Company. Following the consummation of the asset sale, we will continue to be subject to United States Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold.

Federal Income Taxation of our Shareholders. As our shareholders are not entitled to dissenters rights in connection with the asset sale, we do not expect that our shareholders will recognize any gain or loss for United States Federal income tax purposes as a result of the asset sale.

Treatment of Outstanding Stock Options

The asset sale will have no effect on our 1999 Stock Option Plan, as amended.

Dissenters’ Rights

We do not believe the proposed sale of a portion of our assets, if completed, would constitute a sale of “substantially all” of our assets under Section 910 of the New York Business Corporation law. We have come to this conclusion by examining the asset sale both in terms of the revenue the assets which are to be sold generate and the relative value of the portion of our assets being sold as compared to our assets being retained. First, under the revenue test, this is not a sale of “substantially all” of our assets as we are selling our unprofitable business and we are currently in operations and we plan to produce sales through the operation of NextYellow.com in the next few months. Under the asset test this is not a sale of “substantially all” of our assets as the assets to be sold comprise less than 35% of the total assets reflected on our balance sheet and less than 25% of our total market value. Accordingly, we have determined that this is not a sale of substantially all of our assets as of the date the definitive Asset Purchase Agreement was executed. If a shareholder were to attempt to exercise dissenters’ rights in connection with the asset sale, we will vigorously challenge such an exercise, or the parties may also decide to not consummate the proposed asset sale.

Vote Required and Board Recommendation

The approval of the asset sale to the Buyer, pursuant to the terms of the Asset Purchase Agreement, requires the affirmative vote of at least the shareholders holding more than 50% of the outstanding shares of our Common Stock. All members of the Board of Directors and each of our executive officers who hold (or are deemed to hold), as of the record date, an aggregate of approximately 1,679,408 shares of our Common Stock (approximately 52.30% of the outstanding shares of Common Stock as of the record date) have indicated that they will vote in favor of the proposal.

The Board of Directors believes that the asset sale is in the best interests of our company and our shareholders and recommends a vote “FOR” this proposal. It is intended that the shares represented by the enclosed form of proxy will be voted in favor of this proposal unless otherwise specified in such proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Our Common Stock is the only class of stock entitled to vote at the Special Meeting. As of March 15, 2006, there were approximately 16 holders of record but we estimate that we have over 726 beneficial holders of our Common Stock. The following table sets forth certain information, as of March 15, 2006, with respect to holdings of our Common Stock by (i) each person known by us to be the beneficial owner of more than 5% of the total number of shares of our Common Stock outstanding as of such date, (ii) each of our Directors, which includes all nominees, and our executive officers, and (iii) all Directors and executive officers as a group. This information is based upon information furnished to us by each such person and/or based upon public filings with the Securities and Exchange Commission.

Name and Address of Beneficial Owner (1)	Amount and Number of Shares Beneficially Owned (2)		% of Class (2)

Assaf Ran	1,583,259	(3)	49.30%

Yael Shimor-Golan	26,149	(4)	*

Michael J. Jackson	21,000	(5)	*

Phillip Michals	21,000	(6)	*

Eran Goldshmid	28,000	(7)	*

All Directors and Officers as a
group (5 persons)	1,679,408	(8)	52.30%

*	Less than 1%

(1)	Unless otherwise provided, all addresses should be care of DAG Media, Inc., 125-10 Queens Boulevard, Kew Gardens, New York 11415.

(2)	A person is deemed to be a beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options and warrants or conversion of convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not held by any other person) and that are exercisable or convertible within 60 days from the filing of this report have been exercise or converted. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned. All percentages are determined based on 3,211,190 shares outstanding on March 15, 2006.

(3)	Includes 1,326,595 shares owned of record and 256,664 shares subject to options, which were exercisable as of March 15, 2006 or 60 days after such date. Such amount includes 70,000 out-of-the-money options which were currently exercisable, but expired on March 21, 2006 and were not exercised by Mr. Ran.

(4)	Includes 18,149 shares owned of record.

(5)	Includes 21,000 shares subject to options, which were exercisable as of March 15, 2006 or 60 days after such date.

(6)	Includes 21,000 shares subject to options, which were exercisable as of March 15, 2006 or 60 days after such date.

(7)	Includes 28,000 shares subject to options, which were exercisable as of March 15, 2006 or 60 days after such date.

(8)	See Notes 3 through 7.

(9)	The Company’s new Chief Financial Officer, who replaced Mrs. Shimor Golan on March 16, 2006, currently has 1,000 shares subject to options.

MISCELLANEOUS

Other Matters

Management knows of no matter other than the foregoing to be brought before the Special Meeting, but if such other matters properly come before the Special Meeting, or any adjournment thereof, the persons named in the accompanying form of proxy will vote such proxy on such matters in accordance with their best judgment.

Experts

The consolidated financial statements of DAG-Media, Inc. and related financial statement schedules as of December 31, 2004 and for each of the two years in the period ended December 31, 2005, incorporated in this proxy statement/prospectus by reference from DAG Media, Inc.’s Annual Report on Form 10-KSB for the year ended December 31, 2005, have been audited by Goldstein Gloub Kessler LLP, independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference and have been so incorporated in reliance upon the reports of that firm given upon their authority as experts in accounting and auditing.

Shareholder Proposals

The Company still intends to hold its 2006 Annual Meeting of Shareholders in July 2006. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must have submitted the proposal to our Secretary at our offices at 125-10 Queens Boulevard, Kew Gardens, New York 11415, in writing not later than February 10, 2006.

Shareholders who intend to present a proposal at such Annual Meeting without inclusion of such proposal in our proxy materials pursuant to Rule 14a-8 under the Exchange Act are required to provide advance notice of such proposal to our President and Chief Executive Officer at the aforementioned address not later than March 28, 2006.

If we do not receive notice of a shareholder proposal within this timeframe, our management will use its discretionary authority to vote the shares that they represent as our Board of Directors may recommend.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

Solicitation of Proxies

The entire cost of the solicitation of proxies will be borne by our company. Proxies may be solicited by directors, officers and regular employees of our company, without extra compensation, by telephone, telegraph, mail or personal interview. Solicitation is not to be made by specifically engaged employees or paid solicitors. Our company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses for sending proxies and proxy material to the beneficial owners of our Common Stock.

Householding of Special Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of our proxy statement to you if you call or write us at the following address or phone number: 125-10 Queens Boulevard, Kew Gardens, New York 11415, (718) 520-1000. If you want to receive separate copies of our proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holders, or you may contact us at the above address and phone number.

Pro Forma Financial Statements

Our unaudited pro forma condensed balance sheet and statement of operations for our fiscal year ended December 31, 2005 is annexed to this proxy statement as Annex C. The unaudited pro forma condensed balance sheet of our company at December 31, 2005 gives effect to the proposed asset sale as if it occurred as of December 31, 2005.

Incorporation of Certain Documents by Reference

This proxy statement incorporates by reference the materials and information contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, including audited financial statements.

Independent Registered Public Accounting Firm

Representatives of Goldstein Gloub Kessler LLP, DAG-Media Inc.’s independent auditors, are expected to be present at the special meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Where You Can Find More Information

We file annual, quarterly and special reports, proxy statements and other information with the United States Securities and Exchange Commission. You may read and copy any document filed by our company at the public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You can review our electronically filed reports, proxy statements other information on the SEC’s website at http://www.sec.gov. Our common stock is traded under the symbol “DAGM.”

EVERY SHAREHOLDER, WHETHER OR NOT HE OR SHE EXPECTS TO ATTEND THE SPECIAL MEETING IN PERSON, IS URGED TO EXECUTE THE PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED BUSINESS REPLY ENVELOPE.

By order of the Board of Directors /s/ Assaf Ran Assaf Ran President

Kew Gardens, New York

March 24, 2006

ANNEX A

PRIVATE & CONFIDENTIAL

March 16, 2006

Mr. Assaf Ran
President & Chief Executive Officer
DAG Media, Inc.
125-10 Queens Blvd, Suite 14
Kew Gardens, NY 11415

Dear Mr. Ran:

You have asked Empire Valuation Consultants, LLC (“Empire”) to render its opinion as to the fairness to DAG Media, Inc.’s (“DAG”) common shareholders, from a financial point of view, of the consideration to be received, which consists of $291,667 in cash and a promissory note of $613,333 bearing interest at 5% per annum to be paid over 24 monthly installments (collectively, the “Consideration”), for the sale of the Jewish Classified Directories Business (the “Transaction”). The effective date of this Fairness Opinion (the “Opinion”) is March 16, 2006. The definitive proxy statement (“Proxy Statement”) related to the Transaction is expected to be filed with the Securities and Exchange Commission (the “SEC”) on March 17, 2006. Capitalized terms defined in the Proxy Statement and used herein shall have the same meanings as set forth in the Proxy Statement, unless otherwise specifically defined herein.

The following points highlight certain terms of the Transaction (as per the Proxy Statement):

1.	The purpose of the Transaction is to divest the Jewish Classified Directories Business (the “Classified Directories Business”).

2.	DAG will receive $291,667 in cash at the Closing Date. The balance of $613,333 will be paid in 24 consecutive monthly installments of $25,556, to be paid the first of each month.

350 Fifth Avenue Suite 5513 New York, New York 10118 Tel: 212-714-0122				Fax: 212-714-0124

New York	•	Rochester	•	West Hartford

Mr. Assaf Ran
March 16, 2006

3.	Upon completion of the Transaction, DAG’s management plans to continue trading its common stock on NASDAQ.

4.

Mr. Assaf Ran, DAG’s President, Chief Executive Officer, and Chairman of the Board, currently beneficially owns approximately 48% of the Company’s outstanding common stock, and will continue to beneficially own approximately 48% of the common stock following the completion of the Transaction.

5.	All officers, directors, and employees beneficially own approximately 49.9% of the Company’s outstanding common stock.

Review and Valuation Process

In connection with our investigation and analysis, we conducted, considered, researched, and/or reviewed the following, among other sources:

•	Discussions and meetings with senior management and directors of DAG, concerning the outlook for the Classified Directories Business;

•

Copies of DAG’s Securities and Exchange Commission (“SEC”) 10-KSB filings for the years ending December 2000 through 2004, its 10-QSB filings for the nine month period ending September 30, 2005; and its 10-QSB filings for the nine month period ending September 30, 2004;

•	Copy of DAG’s SEC 10-KSB filing for the year ended December 31, 2005, filed with the SEC on March 16, 2006;

•	The Classified Directories Business’ projected financial statements for the years ending December 31, 2006 through 2010;

•	Pro forma historical financial statements for the Classified Directories Business, as compiled by management for the years ended December 31, 2001 through December 31, 2005;

•	Relevant yellow pages industry reports;

•	Marketing brochure compiled by Dragonfly Capital (“Dragonfly”), used to market the Classified Directories Business, which began in January 2005;

Mr. Assaf Ran
March 16, 2006

•	A list of the recipients of Dragonfly’s marketing brochure and the results of Dragonfly’s marketing efforts;

•	Relevant economic, industry, and market related data, factors, and outlooks;

•	The trading history of DAG’s common stock, and the trading activity of the stock of selected guideline companies;

•	Valuation analyses related to the forecasted financial performance of DAG;

•	A search for and review of potential publicly traded guideline companies;

•	A search for and review of potential guideline transactions involving both public and private companies;

•	DAG’s market capitalization;

•	The 49.9% ownership of DAG’s common stock by DAG’s officers, directors, and employees;

•	DAG’s Preliminary Proxy Statement, dated March 6, 2006 and related documents; and

•	Other information regarding DAG that was deemed relevant to the analysis.

Present Value of the Consideration

Since the Consideration, in part, consists of a $613,333 promissory note to be paid over 24 months, Empire calculated the present value of the promissory note. The monthly principal payments of $25,556 and interest expense at 5% per annum were discounted at a market interest rate of 8% per annum. The 8% interest rate is estimated to be a market rate for the promissory note, given DAG’s historical cost of debt. The total present value of the payments from the promissory note totaled $595,226. Adding the $291,667 in cash to be paid at the close of the Transaction, to the present value of the promissory note resulted in a total present value of the Consideration of $886,893.

Valuation Methodologies Utilized

The following are brief descriptions of the valuation methodologies utilized by Empire in this analysis:

Mr. Assaf Ran
March 16, 2006

Discounted Future Income Method: The discounted future income method can use cash flows (“DCF”) or earnings (“DFE”) as a basis to forecast the income which the business will generate. Thereafter, an aggregate present value is calculated for the future cash flows using a required rate of return known as the discount rate. The strength of this method is that it facilitates the analysis of operational practices and their impact upon the business’ value. Its weakness, however, is that it relies heavily upon projections of cash flows or net income which, for some firms, are difficult to make with any accuracy.

Empire calculated a DCF value using management projections, as well as other scenarios that incorporated stable or increasing revenues and expenses. These values were then assigned various weights, which resulted in a value of $881,000.

Asset Valuation: Both the tangible and saleable intangible assets of the Classified Directories Business were identified and valued. Doing so involved both cost-based as well as income based valuation methodologies. Specifically, the Classified Directories Business’s fixed assets and workforce-in-place were valued utilizing a cost to recreate methodology, while its customer relationships and trade names were valued utilizing variations of the discounted cash flow methodology. This methodology resulted in a value of approximately $878,000.

Valuation Methodologies Rejected

The following valuation methodologies were considered, but rejected, by Empire:

Capitalization of Income Method: The capitalization of income method utilizes historical results to determine the value of a company’s capital. An income base is first derived, and then divided (i.e., capitalized) by a separately computed required rate of return, or capitalization (“cap”) rate. The income base can be defined variously as a company’s adjusted earnings, cash flows, or dividends. For the cap rate to be appropriate, it must correspond to the specific inputs used in developing the income base.

Generally, this method is considered a reasonable one to use in valuing a stable going concern with low earnings volatility. However, its application weakens when a company’s historical income, even when adjusted, is not considered to be a good proxy for that expected in the future. This method was not employed because historical performance was not considered indicative of future performance. Further, the Classified Directories Business’ income, even when adjusted, was negative in three of the last five years.

Mr. Assaf Ran
March 16, 2006

Guideline Company Methodology: The goal of a review of publicly traded companies is to determine the value that financial markets place on characteristics common to the identified comparable or guideline public companies and the privately held company or line of business under study. Typically, the public market will price equity securities off their earnings potential and/or dividends paid. As noted, the objective of the guideline company method is to identify public companies whose business and financial risks and, therefore, earnings potential and/or dividend-paying capacity, are comparable to those of the subject company being valued. Price-to-earnings ratios, or other similar ratios, of the public companies can then be used to derive a price for the shares of the subject company under study.

Using publicly available information, a search for publicly traded companies in the directory publishing industry similar to the Classified Directories Business was conducted. While there are a handful of publicly traded companies in the directory publishing industry, none was of similar size or market to the Classified Directories Business to warrant use of the guideline company methodology.

Guideline Transaction Methodology: Similar to the guideline company methodology, the guideline transaction methodology utilized pricing multiples derived from the acquisitions of companies similar to the subject company under consideration.

Transactions in SIC 2741 that had taken place over the last five years were identified and pricing multiples relating to these transactions were calculated. However, due to the large size of the transactions identified, as well as the unique niche in which the Classified Directories Business operates, none of the transactions were deemed similar enough to warrant utilization of the guideline transactions methodology.

Other Factors Considered

Attempts to Market the Classified Directories Business: Beginning in January 2005, DAG hired Dragonfly to market the Classified Directories Business. A marketing book was compiled by Dragonfly and distributed to interested parties. Subsequent calls and correspondence were conducted to gauge the interest of potential buyers. Although the book was distributed to forty potential financial and strategic buyers, no offers were made for the Classified Directories Business.

Market Capitalization Analysis: DAG’s market capitalization and trading history were analyzed, as this information was available on the public market. As of the February 6, 2006, DAG’s common stock was trading at $2.35 per share. The 5-

Mr. Assaf Ran
March 16, 2006

day average was $2.286 per share and the 10-day average was $2.295 per share. Given 3.19 million shares outstanding and no debt outstanding, this equates to a market capitalization of $7.3 million. As of December 31, 2005, DAG had a cash and marketable securities balance of $7.4 million. Subtracting the cash from the market capitalization would result in negative value. Essentially, DAG was being valued by the market at less than its cash holding, suggesting that the market placed little or no value on DAG’s operating activities as presently constituted. The Classified Directories Business was the only business DAG operated at the Valuation Date. In discussions with shareholders and brokers who follow the stock, management has been indicating a special dividend will not be paid from the proceeds resulting from the sale of the Classified Directories Business. An official announcement stating a special dividend would not be paid upon the sale of the Classified Directories Business was included in its preliminary proxy filing with the SEC, dated March 6, 2006.

Conclusion

A weighting of the discounted future earnings and net asset methodologies discussed above resulted in a range of values for the Classified Directories Business of $878,000 to $881,000, and weighted average of $880,200.

Limiting Conditions

This letter is provided to DAG’s Board of Directors in connection with and for the purpose of its evaluation of the Consideration. This Opinion does not constitute a recommendation to any shareholder of DAG as to how the shareholder should vote with respect to his or her shares.

In connection with our analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of all financial or other information provided to us or publicly available. We have also relied on the assurance of DAG that there have been no material changes in the Company’s operations or financial conditions since the date of the last available financial statements the year ended December 31, 2005. We visited DAG’s headquarters location, but we did not perform an independent appraisal of any tangible assets of DAG, including its physical assets or liabilities.

Our Opinion is necessarily based on business, economic, market, and other conditions, as they exist as of the date of this letter; any material change in such conditions would require a re-evaluation of this Opinion.

Mr. Assaf Ran
March 16, 2006

This Opinion does not take into considerations the tax consequences of the Transaction to DAG or any of its shareholders.

Empire has authorized DAG to include, or refer to, this Opinion in any documents to be provided to the Company’s common shareholders. In addition, the Company may provide this opinion to the SEC, or any other governmental agency reviewing the Transaction. Any other publication of this opinion letter requires prior written permission from Empire.

We have assumed that the final Proxy Statement, closing financial statements, and related documents will contain text, terms, and data substantially similar to those upon which Empire has relied.

In accordance with recognized professional ethics, Empire’s professional fees for this service are not contingent upon the Opinion, and neither Empire, nor any of its employees, has a present or intended financial relationship with or interest in DAG.

Our opinion is limited to the fairness of the Consideration to the common shareholders of DAG, from a financial point of view.

Fairness Opinion

Based upon the foregoing, and in reliance thereon, it is our opinion, as financial advisors to DAG Media Inc.’s Board of Directors, that the consideration of $291,667 in cash and a two-year promissory note of $613,333 bearing interest at 5% per annum to be paid over 24 monthly installments for the sale of DAG Media Inc.’s Jewish Classified Directories Business is fair to DAG Media, Inc.’s shareholders from a financial point of view, as of March 16, 2006.

Respectfully submitted,

Empire Valuation Consultants, LLC

_______________________

Mark Shayne, ASA, CPA/ABV
Managing Director

ANNEX B

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement ”) is entered into as of February 6, 2006, by and between DAG Media, Inc., a New York corporation (“Seller”), and DAG-Jewish Directories, Inc., a New York corporation (“Buyer”). Buyer and Seller are collectively referred to as the “ Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, Seller is a publicly traded corporation engaged in the business of creating, publishing and distributing yellow pages classified business telephone Directories Business known as “The Jewish Israeli Yellow Pages” and “ The Jewish Master Guide” (aka “The Kosher Yellow Pages”) and related Web site and referral service (“Directories Business”); and

WHEREAS, Buyer is a corporation founded by a group of sales agents and investors engaged in the business of promoting and selling, on behalf of Seller and in Seller’s name, listings and advertising spaces in the Directories Business; and

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller all of the identified below assets (“Purchased Assets”) used by Seller in connection with the conduct and operation of its Directories Business and subject to the assumption by Buyer of certain liabilities of Seller as defined;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1          Conditional Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement and the performance by the Parties hereto of their respective obligations hereunder, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, Seller’s right, title and interest in and to the properties and assets of Seller used in the Directories Business, including the following (collectively the “Purchased Assets”):

(a)         All tangible assets including but not limited to furniture and fixtures, tools, machines, computers, software, assets, inventory, supplies, files, telephones, account receivable, account payables and office equipment as are set forth on Schedule 1;

(b)         All trade names, domain names, trademarks, copyrights, trade secrets and any other intellectual property as are set forth on Schedule 2;

(c)         All the intangible assets, such as software, literature, manuals, training materials, product brochures, business methods, procedures and customer lists of the Directories Business as are set forth on Schedule 3;

(d)         All of Seller’s rights and obligations under contracts wherein Seller has agreed to provide products or services to any third party or under which any third party provides products, services, insurances, financing, real estate or equipment to Seller, and any leases for equipment, automobiles, land or buildings used by the Business (“Assumed Contracts ”) as are set forth on Schedule 4; and

(e)         All documents and information relating to the Directories Business, for the past five (5) years, including, without limitation, customer lists and all books and records relating to the operations of the Business.

1.2          All Assets. The Purchased Assets constitute all of the material assets and properties held for use by Seller to conduct the Directories Business as presently conducted.

1.3          Assumed Liabilities. (a) Buyer will accept and assume all liabilities and obligations of Seller related to the Directories Business, and any obligations or liabilities relating to the Purchased Assets, including, but not limited to, all liabilities set forth on the Balance Sheet of the Directories Business dated as of the Closing, the assumption of the performance of Seller’s obligations under the Assumed Contracts.

(b)         Buyer will assume all pending and new litigations arising in the regular course of business, including all legal fees and related judgment obligations. Specifically Buyer will assume:

(i)         All advertisers’ claims relating to their advertising on the Directories Business, including, without limitation, small claims court matters pending as of the date of Closing or new cases related to matters before or after the Closing.

(ii)         The currently pending legal action of the Jewish Sephardic Yellow Pages against DAG Media in the U.S. District Court for the Eastern District Of New York. Assaf Ran, CEO of Seller, will use reasonable efforts to cooperate with Buyer on and after the Closing Date in furnishing information, evidence and testimony in connection with this action. Assaf Ran will lead the defense strategy and is authorized by Buyer and Seller to negotiate and make settlement agreement.

(c)         Buyer shall make timely payment of all liabilities and obligations related this Agreement.

1.4          The Closing. The closing of the transactions contemplated by this Agreement will take place at the offices of Seller, 125-10 Queens Blvd., Suite 14, Kew Gardens, NY 11415, on the date when all of the conditions set forth in Section 1.10 have been satisfied, but no later than 11:00 A.M., March 31, 2006 (which time and place are designated as the “Closing”).

1.5          Conditional Transfer of Subject Assets. (a) Simultaneously with the Execution hereof, Seller will deliver or cause to be delivered to a mutually agreed escrow agent (“Escrow Agent”), pursuant to the terms of the Escrow Agreement in the form to be agreed upon by the Parties hereto prior to the Closing, instruments of transfer transferring to Buyer title to all of the Purchased Assets, together with all required consents. Such instruments of transfer will include (a) an executed Bill of Sale, in the form to be agreed upon by the Parties hereto prior to the Closing, (b) executed trademark assignments for filing with the United States Patent and Trademark Office assigning to Buyer the trademarks set forth on Schedule 2, in the form to be agreed upon by the Parties hereto prior to the Closing, (c) executed Assignment and Assumption Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, (d) executed Transition Services Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, (e) executed Services Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, (f) executed Consulting Services Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, (g) executed Note, in the form to be agreed upon by the Parties hereto prior to the Closing, (h) executed Security Agreement, in the form to be agreed upon by the Parties hereto prior to the Closing, and (i) any other instruments of transfer or assignment necessary to transfer ownership of the domain names and all other proprietary rights set forth on Schedule 2 to Buyer. Such instruments of transfer will effectively vest in Buyer good and marketable title to all of the Purchased Assets.

(b)         Upon Buyer’s full and timely payment of the Purchase Price to Seller, as defined hereunder, the Escrow Agent shall release to Buyer all instrument of transfer to the Purchased Assets.

(c)         In the event Buyer defaults on any of its payments to Seller, as defined hereunder, the Escrow Agent shall release all instrument of transfer to the Purchased Assets to Seller.

1.6          Purchase Price. The consideration for the Purchased Assets shall be the sum of $875,000, plus assumption by Buyer of all accounts payable and Assumed Liabilities (“Purchase Price”). The Purchase Price shall be paid as follows:

(a)	$291,667.00 payable in cash at Closing.

(b)         the balance of $613,333.00 paid in 24 consecutive monthly installments of $25,556.00 each, bearing 5% interest per annum, to be paid on the first of each month,, in accordance with the terms of the promissory note (the “Note”) in the form to be agreed upon by the Parties hereto prior to the Closing; and

(c)         The Note shall be secured by all of the current and future assets of the Buyer in accordance with the terms of the Security Agreement in the form to be agreed upon by the Parties hereto prior to the Closing.

1.7          Buyer Limitations.

(a)         From the date of Closing until full and complete payment of the Purchase Price to Seller, Buyer will not transfer, assign, mortgage, pledge or encumber any of the Purchased Assets.

(b)         From the date of Closing until the full and complete payment of the Purchase Price to Seller, Buyer will not enter into any contract or commitment or take any other action that might, in any way, otherwise compromise the Purchased Assets.

1.8          Further Assurance. Seller, from time to time after the Closing, at the reasonable request of Buyer and without further consideration, will execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any governmental authority or any other person) to effectively transfer and assign to, and vest in, Buyer the Purchased Assets.

1.9          Sales and Transfer Taxes. All sales, transfer, use, recordation, documentary, stamp and excise taxes (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Buyer.

1.10          Closing Deliverables. At the Closing, the Parties shall deliver to each other the following:

(a)	the closing deliverables set forth in Section 1.5 above;

(b)         all necessary consents or assignments for all material contracts as set forth on Schedule 5 attached hereto have been obtained; and

(c)         all authorizations that are necessary for the Buyer to conduct the Business substantially as conducted by the Seller as of the date of this Agreement.

1.11          Closing Conditions. The Closing shall be conditioned upon the following:

(a)         the requisite approval by the shareholders of the Seller obtained at a Special Meeting of Shareholders to be held as soon as reasonably practicable after the date hereof, pursuant to a proxy statement prepared by the Seller in its sole discretion;

(b)         the receipt of a fairness opinion from Empire Valuation Consultants, LLC; and

(c)         a review of the tax and accounting treatment of the transaction by the Seller’s independent registered public accounting firm.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows.

2.1          Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

2.2          Required Action. This Agreement and the transactions contemplated hereby are subject to approval by the Board of Directors and by shareholders of Seller. Upon approval by Seller’s Board and shareholders, Seller has full right, authority, power and capacity to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to, or as contemplated by this Agreement (collectively, the “Seller Documents”) and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Seller, enforceable against each of them in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws and judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.3          No Conflict. The execution, delivery and performance by Seller of this Agreement and each other Seller Document does not and will not violate any provision of its certificates of incorporation or by-laws.

2.4          Disclosure. Seller has disclosed to Buyer all material information to which Seller has notice or knowledge relating to Seller and the Purchased Assets, which could reasonably be expected to have a material adverse effect on Buyer’s operation of the Purchased Assets.

2.5          Consents. No approval or consent from any person or entity not a party to this Agreement is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

3.1          Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

3.2          Required Action. All actions and proceedings necessary to be taken by or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed and delivered by Buyer, without default under or violation of any agreement, commitment or understanding to which it is a party. This Agreement and the transactions contemplated hereby have been approved by the board of directors of Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of it pursuant to, or as contemplated by this Agreement (collectively, the “Buyer Documents”) and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws and judicial decisions of general application relating to or affecting the enforcement of creditors’ rights generally or by general equitable principles and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3          No Conflict. The execution, delivery and performance by Buyer of this Agreement and each other Buyer Document does not and will not violate any provision of its certificate of incorporation or by-laws.

3.4          Consents. No approval or consent from any person or entity not a party to this Agreement is required to be obtained or made by Buyer in connection with the execution and delivery of this Agreement and the Buyer Documents and the consummation of the transactions contemplated hereby and thereby.

3.5          Due Diligence. Buyer is intimately familiar with all aspects of the Directories Business of Seller including, without limitation, its performance, employees, customers, vendors and financials. Furthermore, Buyer had reviewed all relevant information, had access to Seller’s records and management and, in general, completed a thorough due diligence of the Directories Business.

ARTICLE IV

INDEMNIFICATION AND COOPERATION

4.1          Indemnification by Seller.

(a)         Seller hereby agrees to indemnify and hold harmless Buyer, its affiliates and its and their respective officers, directors, employees, and agents, (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever (collectively, “Damages”), to the extent sustained, suffered or incurred by or made against any Indemnified Party, based upon, arising out of or in connection with:

(i)         any breach of any covenant or agreement made by Seller in this Agreement; or

(ii)         any breach of any representation or warranty made by Seller in this Agreement.

(b)         Buyer will give prompt written notice to Seller of any claim for indemnification hereunder, specifying to the extent known the amount and nature of the claim,

and any matter which in Buyer’s opinion is likely to give rise to an indemnification claim. The failure of Buyer to so notify Seller of any such action shall not relieve Seller from any liability which it may have to Buyer (i) other than pursuant to this Section 4.1 or (ii) under this Section 4.1 unless, and only to the extent that, such failure to notify results in the forfeiture of substantive rights or defenses or otherwise materially and adversely affects Seller. Seller will have the right to control the defense through counsel of their choosing. Buyer will have the right to the extent of its interests to participate on its own behalf and at its own expense in such matter or its settlement through counsel of its choosing. Seller agrees that it will not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if Buyer is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Buyer from all liability arising or that may arise out of such claim, action or proceeding. Seller shall not be liable for any settlement of any claim, action or proceeding affected against Buyer without the prior written consent of Seller, which consent shall not be unreasonably withheld. The rights accorded to Buyer hereunder shall be in addition to any rights Buyer may have at common law, by separate agreement or otherwise.

(c)         Seller shall not be liable for any Loss or Losses pursuant to this section (i) unless and until the aggregate amount of all Buyer Losses incurred by the Buyer Indemnitees exceeds $25,000, in which event Seller shall be liable for all Buyer Losses in excess of $25,000, and (ii) to the extent that Buyer Losses exceed $291,000 in the aggregate; provided, however, nothing contained in this section shall be deemed to limit or restrict in any manner any rights or remedies which Buyer has, or might have, at Law, in equity or otherwise, based on fraud.

4.2          Indemnification by Buyer.

(a)         Buyer hereby agrees to indemnify and hold harmless Seller, its affiliates and its and their respective officers, directors, employees, and agents, (individually, an “Indemnified Party” and collectively, “Indemnified Parties”) against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever (collectively, “Damages”), to the extent sustained, suffered or incurred by or made against any Indemnified Party, based upon, arising out of or in connection with:

(i)         any breach of any covenant or agreement made by Buyer in this Agreement;

(ii)         any breach of any representation or warranty made by Buyer in this Agreement; or

(iii)         any obligations assumed hereunder relating to the Directories Business, the Purchased Assets and or the Assumed Liabilities.

(b)         Seller will give prompt written notice to Buyer of any claim for indemnification hereunder, specifying to the extent known the amount and nature of the claim, and any matter which in Seller’s opinion is likely to give rise to an indemnification claim. The failure of Seller to so notify Buyer of any such action shall not relieve Buyer from any liability which it may have to Seller (i) other than pursuant to this Section 4.2 or (ii) under this Section 4.2 unless, and only to the extent that, such failure to notify results in the forfeiture of substantive rights or defenses or otherwise materially and adversely affects Buyer. Buyer will have the right to control the defense through counsel of their choosing. Seller will have the right to the extent of its interests to participate on its own behalf and at its own expense in such matter or its settlement through counsel of its choosing. Buyer agrees that it will not, without the prior written consent of Seller, which consent shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if Seller is a party thereto) unless such settlement, compromise or consent includes an unconditional release of Seller from all liability arising or that may arise out of such claim, action or proceeding. Buyer shall not be liable for any settlement of any claim, action or proceeding affected against Seller without the prior written consent of Buyer, which consent shall not be unreasonably withheld. The rights accorded to Seller hereunder shall be in addition to any rights Seller may have at common law, by separate agreement or otherwise.

4.3          Post-Closing Cooperation. To the extent reasonably requested by Buyer and at Buyer’s expense, Seller will use reasonable efforts to cooperate with Buyer on and after the Closing Date in furnishing information, evidence and testimony in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

4.4          Knowledge. An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will be affected by any knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall be deemed waived by Indemnitee by reason of the fact that the Indemnitee knew that any representation or warranty of Indemnitor might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant.

ARTICLE V

COVENANTS

5.1          Buyer Non-compete.

During the period commencing on the Closing and for five years thereafter, Buyer or its affiliates, each agree that, it will not, in any manner, directly or indirectly, (i) compete with Seller in the business of its new subsidiary, DAG Interactive, Inc., online system for matching customers with businesses, and will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm, entity, or business that is so engaged unless duly authorized by written consent of the Seller, (ii) persuade or attempt to persuade any employee, salesperson or agent of the Seller to leave the employ of the Seller or to become employed by or to provide services to any other entity, (iii) persuade or attempt to persuade any current client or former client to reduce the amount of business it does or intends or anticipates doing with the Seller or with any affiliate of the Seller.

5.2          Seller Non-compete.

During the period commencing on the Closing and for five years thereafter, Seller or its affiliates, each agree that, it will not, in any manner, directly or indirectly, (i) compete with Buyer in the Directory Business, and will not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with any corporation, firm, entity, or business that is so engaged unless duly authorized by written consent of the Buyer, (ii) persuade or attempt to persuade any employee, salesperson or agent of the Buyer to leave the employ of the Buyer or to become employed by or to provide services to any other entity, (iii) persuade or attempt to persuade any current client or former client to reduce the amount of business it does or intends or anticipates doing with the Buyer or with any affiliate of the Buyer.

5.3          Taxes.

The Buyer will pay and is responsible for all federal, state and local taxes relating to the Directories Business that are incurred and remain unpaid as of the Closing.

ARTICLE VI

TERMINATION

6.1          Termination.

(a)         This Agreement may be terminated at any time prior to the Closing:

(i)	by mutual written consent of Buyer and Seller;
(ii)	by Buyer or Seller if:

(A)         the Closing does not occur on or before March 31, 2006; provided that the right to terminate this Agreement under this clause (ii)(A) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; or

(B)         a Governmental Entity shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which Order or other action is final and non-appealable;

(iii)	by Buyer if:

(A)         there has been a breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement or the Seller Disclosure Schedule, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in this Agreement would not be satisfied; or

(iv)	by Seller if:

(A)         any condition to the obligations of Seller hereunder becomes incapable of fulfillment other than as a result of a breach by Seller of any covenant or agreement contained in this Agreement, and such condition is not waived by Seller;

(B)         there has been a breach by Buyer of any representation, warranty, covenant or agreement contained in this Agreement or the Buyer Disclosure Schedule, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in this Agreement would not be satisfied;

(C)         the Seller does not receive the requisite shareholder approval at its Special Meeting of Stockholders or it receives dissenters rights in excess of 20% of the then outstanding stock of the Seller;

(D)         the Seller does not receive a fairness opinion from Empire Valuation Consultants, LLC; or

(E)         At any time prior to the Seller stockholder approval, if: (1) a Superior Proposal (as define below) is made to Seller and is not withdrawn; (2) Seller shall have provided at least three business days’ prior written notice to the buyer stating (a) that it has received a Superior Proposal, (b) the terms and conditions of such Superior Proposal and the identity the person making such Superior Proposal, and (c) that it intends to terminate this Agreement; (3) the Buyer shall not have, within such three business day period, made an offer that the Board of Directors of the Seller by a majority vote determines in its good faith judgment (based on the written advice of its financial advisor) to be at least as favorable to the Seller and its stockholders as such Superior Proposal (it being agreed that the Board of Directors of Seller shall convene a meeting to consider any such offer by the Buyer promptly following the receipt thereof and that Seller shall not enter into any such binding agreement during such three business day period); and (4) the Board of Directors of Seller concludes in good faith, after consultation with its outside legal counsel, that, in light of such Superior Proposal, the failure of the Board of Directors to accept such Superior Proposal would result in a breach of its fiduciary obligations to the Seller’s stockholders under applicable Law. “Superior Proposal” means, with respect to the Seller, an unsolicited written bona fide third party proposal pursuant to which a person (or its stockholders) would own, if consummated, all or substantially all of the outstanding capital stock of such party (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of such party and its subsidiaries taken as a whole on terms that the Board of Directors of such party determines, in its good faith judgment (based on the written advice of a financial advisor), to be more favorable to such party’s stockholders from a financial point of view than the terms of the current transaction and with any financing required to consummate the transaction contemplated by such third party proposal committed or likely, in the good faith judgment of the Board of Directors of such party (based on the written advice of a financial advisor), to be obtained by such third party on a timely basis.

(b)         The party desiring to terminate this Agreement pursuant to clause this section shall give written notice of such termination to the other party hereto.

6.2          Effect of Termination. In the event of termination of this Agreement as provided in this section, this Agreement shall immediately become null and void and there shall be no Liability or obligation on the part of Seller or Buyer or their respective officers, directors, stockholders or Affiliates; provided, however, the provisions of Section 8.11 (Public Announcements) and Section 6.3 (Remedies) and Article VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

6.3          Remedies. As a result of a termination of this Agreement pursuant to this Article VI, each Party shall bear its own costs and expenses incurred in connection with the transactions contemplated by this Agreement; provided, however, any party terminating this Agreement pursuant to this section shall have the right to recover damages sustained by such party only as a result of any breach by the other party of any representation, warranty, covenant or agreement contained in this Agreement or fraud or willful misrepresentation; and provided, further, that the party seeking relief is not in breach of any representation, warranty, covenant or agreement contained in this Agreement under circumstances which would have permitted the other party to terminate the Agreement under this section.

ARTICLE VII

NOTICES

7.1         All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, will be in writing and will be deemed to have been given when delivered in hand or mailed, postage prepaid, by first class United States mail, certified return receipt requested as follows:

If to Seller:

DAG Media, Inc.

Attn: Assaf Ran, CEO

If to Buyer:

DAG Jewish Directories, Inc.

Attn: Geman Katsnelson

or to such other substitute address as designated by the applicable Party in a written notice provided in accordance with this Article VII.

ARTICLE VIII

MISCELLANEOUS

8.1          Assignability; Effect. This Agreement will not be assignable by Buyer, Seller except with the written consent of the other Parties, which consent will not be unreasonably delayed or withheld. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns.

8.2          Headings. The subject headings used in this Agreement are included for purposes of convenience only and will not affect the construction or interpretation of any of its provisions.

8.3          Amendments; Waivers. This Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

8.4          Entire Agreement. This Agreement, together with the schedules, attachments and exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof.

8.5          Severability. In the event that any provision or any portion of any provision of this Agreement will be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) will continue in full force and effect.

8.6          Governing Law. This Agreement and the transactions contemplated hereby will be governed and construed in accordance with the internal laws of the State of New York without giving application to conflicts of laws provisions thereof, and the Parties hereto hereby submit to the exclusive jurisdiction of the state and federal courts residing in the State of New York.

8.7          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which will constitute the same instrument.

8.8          Expenses. Each Party will pay its own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated.

8.9         Interpretation. Whenever the words “include,” “includes,” or “including,” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Reference to a Party’s “knowledge” means that Party’s actual knowledge.

8.10       Dispute Resolution. The parties will use commercially reasonable efforts to resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the breach thereof. Any such dispute, controversy or claim which the parties are unable to resolve will be submitted to arbitration under the commercial arbitration rules of the American Arbitration Association, with the location for arbitration in New York, New York. Notwithstanding the foregoing, the parties will be entitled to apply to the courts for mandatory or injunctive equitable relief in respect to a violation of this Agreement which would cause irreparable harm for which no adequate remedy at law exists.

8.11        Publicity. Buyer shall not, without the prior written consent of Seller, issue any publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby. Buyer acknowledges that Seller is a publicly traded corporation and as such subject to certain disclosures and filings, including information related to this Agreement.

IN WITNESS WHEREOF, Seller and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.

DAG – Jewish Directories, Inc.

By: /s/ Gary Katsnelson	and By: /s/ Avi Shefi
Name: Gary Katsnelson	Name: Avi Shefi
Title: Co- President	Title: Co-President

DAG Media, Inc.

By:	/s/ Assaf Ran
Name: Assaf Ran Title: CEO

ANNEX C

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

DAG Media, Inc. (the “Company”) entered into an asset purchase agreement to sell the assets and liabilities of the Company’s two Jewish directories businesses (the “Jewish directories business”) to DAG-Jewish Directories, Inc., a buying entity that was established by a group of sales agencies’ owners and a few of the Company’s employees (the “Buyer”) for total consideration of $875,000 which consists of $291,667 in cash and a promissory note of $613,333 (including an interest of $30,000) to be paid over 24 monthly installments of $25,556 and the assumption of liabilities relating to the Jewish directories business in the amount of $3,364,000.

The accompanying pro forma consolidated balance sheet as of December 31, 2005 is presented as if the transaction was closed on December 31, 2005. Pro forma adjustments were made to reflect the removal of assets sold and liabilities assumed in the transaction. In addition, a deferred gain was established in order to reflect the non cash portion of the sale which is being deferred until received or where there is no significant uncertainty about realization of the amount receivable.

The accompanying pro forma consolidated statements of operations are presented as if the transaction was closed on January 1, 2005. Pro forma adjustments were made to reflect the Company’s revenue and expenses related to the operation of the directories business and the recognition of the gain based on the actual cash received and the excess of the liabilities assumed over the assets purchased. The non cash portion is being recognized when it is received.

The Company’s information was derived from its consolidated financial statements included in its Form 10-KSB for the year ended December 31, 2005.

The pro forma statements are for illustrative purposes only and should be read in conjunction with the Form 10-KSB for the year ended December 31, 2005 and with the accompanying notes to the pro forma statements. The pro forma statements may not be indicative of either future results of operations or the results that would have occurred had the sale actually been consummated on January 1, 2005. The pro forma statements are based upon currently available information and upon certain assumptions that the Company believes are reasonable under the circumstances.

DAG MEDIA, INC. AND SUBSIDIARY

PRO FORMA CONSOLIDATED BALANCE SHEET

DECEMBER 31, 2005 (UNAUDITED)

	As Reported	Jewish Directories		Pro Forma

Assets
Current assets:
Cash and cash equivalents	$4,210,427	$291,667	a	$4,502,094
Marketable securities	2,106,097	—		2,106,097
Short term investment - insurance annuity contract - at fair value	1,083,923	—		1,083,923

Total cash and cash equivalents, marketable securities and short terms investments	7,400,447	291,667		7,692,114

Trade accounts receivable, net of allowance for doubtful accounts of $295,000	877,083	(877,083	) d	—
Directories in progress	1,230,763	(1,230,763	) d	—
Other current assets	159,381	(145,994	) d	13,387
Due from DAG Jewish	—	291,667	b	291,667

Total current assets	9,667,674	(1,670,506)		7,997,168

Property and equipment, net	132,781	(132,781	) d	—
Trademarks, net	257,969	(257,969	) d	—
Other assets	118,863	(18,863	) d	100,000
Due from DAG Jewish	—	291,667	b	291,666

Total assets	$10,177,287	$(1,788,453)		$8,388,834

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$287,792	$(287,792	) d	—
Account payable	—	160,000	c	160,000
Commissions payable	366,200	(366,200	) d	—
Advanced billing for unpublished directories	2,374,474	(2,374,474	) d	—
Dividends payable	314,246	—		314,246
Deferred revenues from sale of directories	—	583,333	e	583,333
Income taxes payable	367,332	(367,332	) d	—

Total current liabilities	3,710,044	(2,652,465)		1,057,579
Shareholders’ equity:
Common shares	3,211	—		3,211
Additional paid-in capital	8,590,174	—		8,590,174
Treasury stock, at cost	(231,113)	—		(231,113)
Stock subscription receivable	(47,400)	—		(47,400)
Deferred compensation	(26,841)	—		(26,841)
Accumulated other comprehensive loss	(403,512)	—		(403,512)
Accumulated deficit	(1,417,276)	864,012	f	(553,264)

Total shareholders’ equity	6,467,243	864,012		7,331,255

Total liabilities and shareholders’ equity	$10,177,287	$(1,788,453)		$8,388,834

Summary of Pro Forma Adjustments assuming that the transaction closed at December 31, 2005:

a.	The purchase price received at the closing date.
b.	Note receivable for $583,333 of the purchase price which bears interest at 5% per annum to be paid over 24 monthly installments.
c.	Direct expenses relates to the assets sale includes legal, accounting, fairness opinion and printing expenses.
d.	To remove assets sold and liabilities assumed in the transaction.
e.	Deferred gain on sale of directories.
f.	Excess of liabilities assumed over assets sold which has been recognized as a gain upon closing of the transaction.

DAG MEDIA, INC. AND SUBSIDIARY

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

DECEMBER 31, 2005 (UNAUDITED)

	As Reported Results	Jewish Directories		Pro Forma
Advertising revenues, net	$4,447,430	$(4,447,430	) c	—
Publishing costs	659,463	(659,463	) c	—

Gross profit	3,787,967	(3,787,967)		—
Operating costs and expenses:
Selling expenses	2,125,700	(2,125,700	) c	—
General and administrative expenses	2,631,305	(1,990,000	) c	641,305

Total operating costs and expenses	4,757,005	(4,115,700)		641,305

Loss from operations	(969,038)	327,733		(641,305)

Interest income	224,977	15,000	b	239,977
Gain on sale of Jewish Directories	—	1,155,679	a	1,155,679
Realized gain on marketable securities	288,008	—		288,008

Total other income	512,985	1,170,679		1,683,664

(Loss) income from continuing operations before provision for income taxes	(456,053)	1,498,412		1,042,359
Provision for income taxes	—	—		—

(Loss) income from continuing operations	(456,053)	1,498,412		1,042,359

Discontinued Operations:
(Loss) gain from Sale of Blackbook	(55,000)	—		(55,000)

(Loss) income from discontinued operations	(55,000)	—		(55,000)

Net (loss) income	(511,053)	1,498,412		987,359

Basic net (loss) income per common share outstanding

Continuing operations	(0.14)			0.34
Discontinued operations	(0.02)			(0.02)

Total net (loss) income per common share - Basic	(0.16)			0.32

Diluted net (loss) income per common share outstanding
Continuing operations	(0.14)			0.33
Discontinued operations	(0.02)			(0.02)

Total net (loss) income per common share - Diluted	(0.16)			0.31

Weighted average number of common shares outstanding
Outstanding
- Basic	3,118,381			3,118,381

- Diluted	3,118,381			3,173,999

Summary of Pro Forma Adjustments assuming the transaction closed on January 1, 2005:

a.

Gain on sale of Jewish Directories net of expenses and assuming note receivable payments made timely for the first year. The remaining $291,667 of the purchase price which bearing interest at 5% per annum will be recognized as a gain upon cash receipt or when there is no significant uncertainty about realization of the amount receivable.

b.	Interest income on the note receivable.
c.	Revenue and expenses relates directly to Jewish Directories business.

DAG MEDIA, INC. - LANGUAGE OF PROXY CARD
SPECIAL MEETING - APRIL 18, 2006

Side 1:

DAG MEDIA, INC.

This proxy is solicited on behalf of the Board of Directors for the Special
Meeting of Stockholders

The undersigned hereby constitutes and appoints Assaf Ran and Inbar Evron-Yogev, and each of them, with full power of substitution, the attorneys and proxies of the undersigned to attend the Special Meeting of Stockholders of DAG Media, Inc. (the “Company”) to be held on Tuesday, April 18, 2006 at 9:00 a.m. Eastern Daylight Time, at the offices of Morgan, Lewis & Bockius LLP, Counselors at Law, 101 Park Avenue (39th floor), New York, NY 10178, and at any adjournment thereof, hereby revoking any proxies heretofore given, to vote all shares of common stock of the Company held or owned by the undersigned as indicated on the proposals as more fully set forth in the Notice of Special Meeting of Stockholders and Proxy Statement for the Meeting, and in their discretion upon such other matters as may come before the meeting.

(Continue and to be signed on Reverse Side.)

Side 2:

Please mark, date, sign and mail your
proxy card back as soon as possible!

Special Meeting of Stockholders
DAG MEDIA, INC.

April 18, 2006

Please Detach and Mail in the Envelope Provided

----------------------------------------------------------------------------------------------------------------------------------

Please mark your votes as in this example. ☒

1. To approve the sale of the assets and liabilities of our Jewish directories business to DAG-Jewish Directories, Inc., pursuant to an Asset Purchase Agreement dated as of February 6, 2006 by and between DAG Media, Inc. and DAG-Jewish Directories, Inc.

FOR               AGAINST              WITHHOLD AUTHORITY       

2. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this Proxy will be voted as directed or if no direction is indicated, will be voted FOR the proposal.

The undersigned hereby acknowledges receipt of the Notice of and Proxy
Statement for the aforesaid Special Meeting.

Signature of Stockholder_____________________ Dated: ____________________, 2006

NOTE: DATE AND SIGN EXACTLY AS NAME APPEARS HEREON. EACH JOINT TENANT MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTER, TRUSTEE, ETC., GIVE FULL TITLE. IF SIGNER IS CORPORATION, SIGN IN FULL CORPORATE NAME BY AUTHORIZED OFFICER. IF SIGNER IS A PARTNERSHIP, SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

I WILL               WILL NOT               ATTEND THE MEETING